MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB1/A of Chameleon Gems Inc, of our report dated February 26, 2007 Except Notes 1, 2 - Dated March 22, 2007 on our audit of the financial statements of Chameleon Gems Inc as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from inception March 23, 2006 through December 31, 2006 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 22, 2007